                                     EXHIBIT 3.2

                             CERTIFICATE OF DESIGNATION

                                         of

                       SERIES A PARTICIPATING PREFERRED STOCK

                                         of

                              GEOLOGISTICS CORPORATION

                       Pursuant to Section 151 of the General
                      Corporation Law of the State of Delaware


     GeoLogistics Corporation, a Delaware corporation (the "CORPORATION"), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, the Executive Committee of its Board of Directors has adopted the following resolution creating a series of preferred stock, par value $0.001 per share, designated as Series A Participating Preferred Stock:

     RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.001 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1. DESIGNATION AND AMOUNTS. The shares of such series shall be designated as the "Series A Participating Preferred Stock" (the "PREFERRED STOCK") and the number of shares initially constituting such series shall be fifteen thousand (15,000), which number may be increased to the extent required to satisfy the provisions of Section 5 of the Fourth Amended and Restated Stockholders Agreement, dated as of July 10, 1998, by and among the Corporation and the stockholders listed therein, or decreased by the board of directors or any committee thereof authorized to act on behalf of the board of directors of the Corporation ("BOARD OF DIRECTORS") without a vote of the stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then currently outstanding shares of Preferred Stock. The Preferred Stock shall rank senior to the Common Stock, $0.001 par value (the "COMMON STOCK"), of the Corporation and any other series of capital stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Preferred Stock ("JUNIOR STOCK") with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.
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     2.        DIVIDENDS; RESTRICTED PAYMENTS.

          (a) The holders of shares of the Preferred Stock will be entitled to the payment of dividends in respect of such shares (each, a "PREFERRED STOCK DIVIDEND") when, as and if declared by the Board of Directors out of funds legally available therefor, at the quarterly rate of Thirty Dollars ($30.00) per share, if declared by the Board of Directors on or prior to the applicable Dividend Payment Date (as defined below) and paid in cash on such Dividend Payment Date, or at an accrued quarterly rate of Thirty Five Dollars ($35.00) per share if not so declared by the Board of Directors or if paid in cash after the Dividend Payment Date to which such dividend related and interest shall accrue on said Thirty Five Dollars ($35.00) per share at a rate of fourteen percent (14%) per annum (unless a Trigger Event (as defined below) has occurred, at which time interest thereon shall accrue at a rate of eighteen percent (18%) per annum) from the Dividend Payment Date to which such dividend related; PROVIDED, HOWEVER, that in the event that a Trigger Event has occurred but all of the issued and outstanding shares of the Preferred Stock have not yet been redeemed in full pursuant to SECTION 4 below, the Preferred Stock Dividend shall increase to Forty Dollars ($40.00) per share, if declared by the Board of Directors on or prior to the applicable Dividend Payment Date and paid in cash on the applicable Dividend Payment Date, or at an accrued quarterly rate of Forty Five Dollars ($45.00) per share if (x) not declared by the Board of Directors on or prior to the applicable Dividend Payment Date or paid in cash after the applicable Dividend Payment Date or (y) the Company is prohibited by the Limiting Factors (as defined below) from effectuating a redemption upon the occurrence of a Trigger Event and, in each case, interest on said Forty Five Dollars ($45.00) per share shall accrue at a rate of eighteen percent (18%) per annum from the Dividend Payment Date to which such dividend related. Dividends and interest accrued thereon, if declared by the Board of Directors, shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each a "DIVIDEND PAYMENT DATE"), commencing October 15, 1998 (except that if any such date is not a Business Day (as defined below), then such dividend and interest shall be payable on the next succeeding day that is a Business Day), to holders of record of Preferred Stock as they appear on the stock transfer books of the Corporation on such record dates as are fixed by the Board of Directors, which record dates shall not more be than 60 nor less than 10 days preceding the payment dates for such dividends. Any amounts of cash paid by the Corporation to the holders of the Preferred Stock pursuant to this
SECTION 2(a) shall first be credited to accrued and unpaid Preferred Stock Dividends, if any, of Forty Five Dollars ($45.00) in cash per share and interest on said Forty Five Dollars ($45.00) per share accruing at a rate of eighteen percent (18%) per annum, then to accrued and unpaid Preferred Stock Dividends, if any, of Forty Dollars ($40.00) in cash per share, then to accrued and unpaid Preferred Stock Dividends, if any, of Thirty Five Dollars ($35.00) in cash per share and interest on said Thirty Five Dollars ($35.00) per share accruing at a rate of eighteen percent (18%) per annum, then to accrued and unpaid Preferred Stock Dividends, if any, of Thirty Five Dollars ($35.00) in cash per share and interest on said Thirty Five Dollars ($35.00) per share accruing at a rate of fourteen percent (14%) per annum, and then to accrued and unpaid Preferred Stock Dividends of Thirty Dollars ($30.00) in cash per share. Dividends on each share of Preferred Stock shall accrue and be fully cumulative (whether or not declared) from the date of issuance of such shares and interest shall be compounded annually and shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. References herein to interest accruals are not intended to create any obligation to pay dividends except as and if declared by the Board of Directors and such references are used for convenience to calculate the increase in accrued dividends upon the occurrence of events described herein. Each share of Preferred Stock shall be entitled to share ratably with each other share of Preferred Stock in such dividends as may be paid at such time and in such amounts as the Board of Directors may from time to time determine. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. In addition to the full cumulative dividend on such Preferred Stock, the holders of Preferred Stock shall be entitled to participate PARI PASSU in all dividends declared on and distributions made with respect to the Common Stock, whether such Common Stock dividends or distributions are payable in cash, assets, property or stock, such that each holder of Preferred Stock shall receive with respect to each share of Preferred Stock held by such holder an amount of cash or distributions equal to dividends, assets, property or stock that such holder would have received with respect to ten (10) shares of Common Stock (adjusted on a PRO RATA basis for any recapitalization of the Common Stock, including stock splits, reverse stock splits, subdivisions, combinations, reclassifications or issuances of rights or warrants to holders of the Common Stock entitling them to purchase shares of the Common Stock at less than the current market value ("RECAPITALIZATION")) if such shares of Common Stock were issued and outstanding and held by such holder on the record date with respect to such Common Stock dividend or distribution. All such dividends and distributions with respect to Preferred Stock shall be made in the same form as dividends on or distributions with respect to Common Stock, whether cash, assets, stock or property. As used herein, the term "TRIGGER EVENT" shall mean the occurrence of any of the following events: (i) the sale of all or substantially all of the assets of the Corporation, (ii) any merger or consolidation of the Corporation with or into another person, corporation, limited liability company, general partnership, limited partnership, proprietorship, trust or other business organization ("PERSON") or any merger of another Person with or into the Corporation in which the stockholders of the Corporation immediately prior to such merger or consolidation do not hold a majority of the equity interests of the Person after such merger or consolidation, (iii) the closing of an underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, registering the offer and sale of Common Stock for the account of the Corporation resulting in gross cash proceeds to the Corporation of at least Thirty Million Dollars ($30,000,000), (iv) any breach by the Corporation of any of the terms and conditions set forth in this Certificate of Designation, the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation relating to the Preferred Stock, or the representations, warranties or covenants contained in the Preferred Stock Purchase Agreement, dated as of July 13, 1998, by and among the Corporation and the initial holders of the Preferred Stock,
(v) the Corporation files a voluntary petition in bankruptcy or has an involuntary petition filed against it which is not discharged within sixty (60) days after the date of the filing, or is insolvent or in receivership, or (vi) the Corporation is, as of any Dividend Payment Date, permitted under (A) all applicable laws, statutes, rules, regulations, orders or other pronouncements, including judicial interpretations thereof, (B) the terms and conditions of the Indenture, dated October 29, 1997, by and among the Corporation, certain guarantors and First Trust National Association, as trustee, as may be amended or supplemented from time to time (the "INDENTURE"), and (C) the terms and conditions of any agreement to which the Corporation is a party (the items listed in clauses (A), (B) and (C) are collectively referred to as the "LIMITING FACTORS"), to pay some or all of the dividends on the Preferred Stock in cash on the Dividend Payment Date for such payment (or to redeem for cash some or all of the shares of the issued and outstanding Preferred Stock), but for any reason whatsoever fails to pay such dividends in cash (or redeem for cash such shares of the issued and outstanding Preferred Stock) to the maximum extent permitted by the most restrictive of any of the Limiting Factors. As used herein, the term "BUSINESS DAY" shall mean any day which is not a Saturday or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the State of New York or Colorado.

          (b) So long as any shares of Preferred Stock shall be outstanding, the Corporation shall not, (i) without the prior approval of the holders at least eighty percent (80%) of the issued and outstanding shares of the Preferred Stock, voting as a separate class, and of the Board of Directors, and (ii) unless full payment for all accrued but unpaid dividends with respect to the Preferred Stock shall have been made in cash, (A) declare or pay or set apart for payment any dividend or other distribution upon any Common Stock or Junior Stock, or (B) purchase, redeem or otherwise acquire any Junior Stock for any consideration (or make any payment to or available for a sinking fund for the redemption or other redemption or repurchase of any shares of such stock) other than, as permitted under the terms and conditions of the Indenture and any other agreement to which the Corporation is a party, purchases, redemptions or other acquisitions of Junior Stock from directors, officers or employees of the Corporation or its subsidiaries pursuant to the terms of any employee benefit plan or employment or other agreement. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under this
SECTION 2(b), purchase or otherwise acquire such shares at such time and in such manner.

          (c) Any reference to "DISTRIBUTION" contained in this SECTION 2 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     3. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive for each share of Preferred Stock out of the assets of the Corporation following distributions to any series of preferred stock that is entitled pursuant to the terms thereof to receive distributions upon liquidation, dissolution or winding up of the Corporation prior to distributions to be made to the Preferred Stock pursuant to the terms hereof, whether such assets are stated capital or surplus of any nature, the sum of (a) the product of (i) the sum of (A) an amount equal to One Thousand Dollars ($1,000.00) per share of Preferred Stock (the "LIQUIDATION PREFERENCE"), PLUS (B) an amount in cash, or, if applicable, other assets, property or stock, equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, with interest accrued thereon pursuant to SECTION 2(a) above, and (ii) the following liquidation premium based on a liquidation, dissolution or winding up of the Corporation during the twelve (12) month period commencing on July 16 of the period set forth below, PLUS (b) either, at the option of the Corporation, (i) ten (10) shares of Common Stock (adjusted on a PRO RATA basis for any Recapitalization) or (ii) the amount of the Fair Market Value (as defined in
SECTION 4(c) below) of ten (10) shares of Common Stock (calculated as of the day prior to such liquidation, dissolution or winding up of the Corporation and before any adjustment to the Fair Market Value because of this clause (b), but adjusted on a PRO RATA basis for any Recapitalization) as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of any Junior Stock:


          Period                   Liquidation Premium
          ------                   -------------------
           1998                              100%
           1999                              100%
           2000                              110%
           2001                              108%
           2002                              106%
           2003                              104%
           2004                              102%
           2005 and thereafter               100%

In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Preferred Stock, the holders of the Preferred Stock shall receive a distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). Neither a merger, consolidation, or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this SECTION 3 (unless in connection therewith the liquidation of the Corporation is specifically approved). No interest shall accrue on any payment upon liquidation after the date thereof.

     4.   REDEMPTIONS.

          (a) OPTIONAL REDEMPTION OF PREFERRED STOCK. The Corporation shall have the right to redeem the Preferred Stock, in whole or in part on a PRO RATA basis from the holders of such Preferred Stock, at the option of the Corporation, at any time by the payment of the Redemption Price (as defined in SECTION 4(b)) in cash.

          (b) REDEMPTION PRICE. For each share of Preferred Stock which is to be redeemed by the Corporation at any time and for any reason in a redemption pursuant to this SECTION 4, the Corporation shall become obligated to the holder of such share of Preferred Stock on the Redemption Date (as defined below) to pay to such holder the Redemption Price. The "REDEMPTION PRICE" shall mean that in the event that the Corporation elects to redeem the Preferred Stock during the twelve (12) month period commencing on July 16, of the year set forth below, the Corporation shall pay the holders of such shares an amount in cash equal to the Liquidation Preference (together with any accrued but unpaid dividends (collectively, the "CLAIM AMOUNT")) MULTIPLIED by the following redemption premium (expressed as a percentage of the Claim Amount) PLUS either, at the Corporation's option, (i) ten (10) shares of the Common Stock (adjusted on a PRO RATA basis for any Recapitalization) or (ii) the amount of cash equal to ten
(10) shares of the Common Stock (calculated as of the day prior to such redemption and before any adjustment to the Fair Market Value because of these clauses (i) and (ii), but adjusted on a PRO RATA basis for any Recapitalization) valued at Fair Market Value as of the date of such redemption:


          Period                Redemption Premium
          ------                ------------------
           1998                              100%
           1999                              100%
           2000                              110%
           2001                              108%
           2002                              106%
           2003                              104%
           2004                              102%
           2005 and thereafter               100%

The term "FAIR MARKET VALUE" shall mean (a) if the Common Stock is not listed and regularly traded on a national exchange or automated quotation system, the value of the Common Stock as determined in good faith by the Board of Directors, or (b) if the Common Stock is listed and regularly trades on a national exchange or automated quotation system, the last reported sale price for the immediately preceding trading day.

          (c) REDEEMED OR OTHERWISE ACQUIRED SHARES NOT TO BE REISSUED. Any Preferred Stock redeemed pursuant to this SECTION 4 or otherwise acquired by the Corporation in any manner whatsoever shall not under any circumstances be reissued, sold or transferred by the Corporation.

          (d) NOTICE OF REDEMPTION. Notice of any redemption of the Preferred Stock (the "NOTICE OF REDEMPTION") specifying the date of redemption (the "REDEMPTION DATE"), the time and place of redemption and the redemption price shall be mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation's records on or before the date on which such redemption is to be made, with respect to the Preferred Stock; PROVIDED, HOWEVER, that in no event shall any redemption of Preferred Stock occur later than ten (10) Business Days following the date of the Notice of Redemption. Upon mailing any Notice of Redemption, the Corporation shall become obligated to redeem at the time of redemption specified therein all Preferred Stock therein specified and all funds necessary for such redemption shall be set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of shares of Preferred Stock to be so redeemed.

          (e) DEPOSIT OF REDEMPTION PRICE. On or before any Redemption Date with respect to the Preferred Stock, the Corporation shall deposit the amount of the Redemption Price thereof with a bank or trust company having an office in the City of New York, designated in such Notice of Redemption, irrevocably in trust for the benefit of the holder of such share of Preferred Stock and thereafter such share shall be deemed to have been redeemed on the Redemption Date so specified, whether or not the certificate for such share of Preferred Stock shall be surrendered for redemption and canceled. Upon surrender to the Corporation by the holder of such share of Preferred Stock of the certificate representing such Preferred Stock, the Corporation shall immediately pay the Redemption Price to such holder.

     5. VOTING RIGHTS. Except as may be otherwise provided by law, no holder of Preferred Stock shall have any voting rights nor shall such holder be entitled to notice of any meeting of stockholders of the Common Stock.

     6. RESTRICTIONS. So long as any Preferred Stock shall remain issued and outstanding, the Corporation shall not, without the prior written approval of the holders of at least eighty percent (80%) of the issued and outstanding shares of Preferred Stock or the prior written approval of the Board of Directors as authorized by the holders of at least eighty percent (80%) of the issued and outstanding shares of Preferred Stock, create any other class or type of capital stock of the Corporation ranking equal or senior to the Preferred Stock as to dividends, liquidation rights or any other rights or preferences.

     7.   NONASSESSABLE SHARES.  The Preferred Stock shall be nonassessable.

     8. REGISTRATION; TRANSFER TAXES. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws and the restrictions set forth in any applicable stockholders agreement. Each such new certificate shall be registered in such name and shall represent such number of Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of (i) the holder of the surrendered certificate or (ii) any institutional affiliate of such holder.

     9. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     10. AMENDMENT AND WAIVER. The Corporation shall not amend, alter, change, modify, repeal or waive any provision in this Certificate of Designation or the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation to the extent that such amendment, alteration, modification, change, repeal or waiver of the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation shall in any way adversely affect any of the Preferred Stock or any of the legal rights and privileges of the holders of the Preferred Stock without the prior written approval of the holders of Preferred Stock representing at least eighty percent (80%) of the issued and outstanding shares of Preferred Stock or the prior written approval of the Board of Directors as authorized by the holders of eighty percent (80%) of the Preferred Stock. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Certificate of Designation.

     11. NOTICES. The Corporation shall distribute to the holders of shares of Preferred Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of the Common Stock, at such times and by such method as such documents are distributed to such holders of shares of the Common Stock.

     12. ATTORNEYS' FEES. Any holder of Preferred Stock shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

     IN WITNESS HEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Designation to be executed as of this 10th day of July, 1998.

                              GEOLOGISTICS CORPORATION,
                              a Delaware corporation


                              By: /s/ Gary S. Holter
                                 ----------------------------------------
                              Name:  Gary S. Holter
                              Title: Vice President and Chief Financial
                                     Officer